Exhibit 4.1

THIRD AMENDMENT TO

AMENDED AND RESTATED

ORAGENICS, INC.

2002 STOCK OPTION AND INCENTIVE PLAN

This Third Amendment to the Oragenics, Inc. (the “Company”) Amended and Restated 2002 Stock Option and Incentive Plan is made pursuant to Section 5.1 of the Stock Option and Incentive Plan.

Recitals:

WHEREAS, the 2002 Stock Option and Incentive Plan was originally adopted by the Company and approved by the shareholders on September 17, 2002;

WHEREAS, the shareholders approved the Amended and Restated 2002 Stock and Incentive Plan (the “Plan”) at the Company’s annual meeting on May 5, 2006 and the minimum number of shares able to be issued under the Plan was set at 3,000,000;

WHEREAS, the First Amendment to the Amended and Restated Plan, which increased the number of shares reserved for use under the Amended and Restated Plan from 3,000,000 to 5,000,000 was approved by the Shareholders on April 8, 2008;

WHEREAS, the Second Amendment to the Amended and Restated Plan, which increased the number of shares reserved for use under the Amended and Restated Plan from 5,000,000 to 12,500,000 was approved by the Board of Directors in August 2009 and the Shareholders of the Company in October 28, 2009; and

WHEREAS, the Board of Directors and the Company’s shareholders approved an amendment to the articles of incorporation to effect a reverse stock split of our authorized and issued and outstanding common stock at a ratio of 20-to-1 on September 24,2010 which reduced the shares authorized for issuance under the Plan from 12,500,000 to 625,000.

NOW THEREFORE, Section 5.1 titled “SHARES OF STOCK SUBJECT TO PLAN” is hereby amended as follows:

The reference to “625,000” is replaced with “1,125,000”, to reflect an increase in the shares reserved for use under the Plan.

All other terms and conditions of the Amended and Restated 2002 Stock Option and Incentive Plan remain in full force and effect. The Amendment to the Amended and Restated 2002 Stock Option and Incentive Plan was approved by the Board of Directors on May 13, 2011 and submitted to the Company’s shareholders for approval in connection with the Company’s August 29, 2011 Annual Meeting.